Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS THIRD QUARTER 2023 RESULTS

Strong Execution and Operational Performance

PERRYSBURG, Ohio (October 31, 2023) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the third quarter ended September 30, 2023.

	Net Earnings Attributable to the Company Per Share (Diluted)		Earnings Before Income Taxes $M
	3Q23	3Q22	3Q23	3Q22
Reported	$0.32	$1.45	$82	$278

	Adjusted Earnings Per Share (Diluted)		Segment Operating Profit $M
	3Q23	3Q22	3Q23	3Q22
Non – GAAP	$0.80 (Guidance: $0.68 -$0.73)	$0.63	$301	$266

“O-I continues to execute well, and third quarter results exceeded our expectations. Business performance improved significantly from the prior year period reflecting favorable net price realization, solid operating results, and benefits from our ongoing margin expansion initiatives, which more than offset the impact of lower-than-expected demand. Importantly, our balance sheet position continued to improve, and we achieved our 2023 target ahead of plan,” said Andres Lopez, O-I Glass CEO.

“Demand for glass containers has temporarily decoupled from consumer consumption patterns primarily due to significant inventory destocking across the value chain. While we are not immune to the dynamics our industry is currently facing, we continue to navigate well through elevated volatility, and we are taking actions in the near term to best position our company for the market recovery that we believe will occur in 2024. This focus aligns with our ongoing efforts to transform the company and create shareholder value,” concluded Lopez.

Third Quarter 2023

Net sales were $1.74 billion in the third quarter of 2023, up 3 percent compared to $1.69 billion in the prior year period primarily due to higher average selling prices as well as favorable foreign currency translation. Sales volume (in tons) was down 15 percent from the prior year period. The lower-than-expected shipment levels were primarily attributed to elevated inventory destocking across the value chain amid modestly softer consumer consumption.

Earnings before income taxes were $82 million in the third quarter of 2023 compared to $278 million in the prior year reflecting elevated interest expense and the unfavorable impact of items management considers not representative of ongoing operations including a restructuring charge this year and a one-time gain on a sale leaseback transaction in the prior year period, partially offset by higher segment operating profit.

Segment operating profit was $301 million in the third quarter of 2023, up 13 percent compared to $266 million in the prior year period as margins improved.

●	Americas: Segment operating profit in the Americas was $116 million compared to $130 million in the third quarter of 2022 and benefited from favorable net price and margin expansion initiatives, which were more than offset by the impact of lower sales volume and elevated operating costs attributed to temporary production curtailments to balance supply with lower demand. Segment operating profit also benefited $9 million from favorable foreign currency translation.

●	Europe: Segment operating profit in Europe was $185 million compared to $136 million in the third quarter of 2022 and reflected favorable net price and solid operating performance, which were partially offset by lower sales volume and higher operating costs largely due to the headwind from Italian energy credits received in the prior year that did not repeat in 2023. Segment operating profit also benefited $10 million from favorable foreign currency translation.

Retained corporate and other costs were $60 million compared to $63 million in the third quarter of 2022.

Net earnings attributable to the company were $0.32 per share (diluted) in the third quarter of 2023 compared to $1.45 per share (diluted) in the prior year period. Year-over-year earnings were negatively impacted $1.30 per share by items that management considers not representative of ongoing operations and other adjustments, which included $0.48 per share of charges primarily related to restructuring activities within the Americas segment in the current year period, and a net benefit of $0.82 per share in the prior year period principally related to the one-time gain on a sale leaseback transaction.

Adjusted earnings were $0.80 per share (diluted) in the third quarter of 2023, compared to $0.63 per share (diluted) in the prior year period and the company’s guidance of $0.68 to $0.73 per share.

2023 Outlook

Year-to-date adjusted earnings have already exceeded full year 2022 and the company expects 2023 adjusted earnings will approximate $3.00 per share. The current 2023 outlook significantly exceeds O-I’s initial guidance of at least $2.50 per share provided in January this year and represents a 30 percent increase from 2022 adjusted earnings. Higher adjusted earnings should reflect strong net price, solid operating performance and the benefit from the company’s margin expansion initiatives which will more than offset lower sales and production volume as well as higher interest expense.

The company’s current full year and fourth quarter 2023 outlook has been adjusted from the guidance provided on August 1, 2023. Management expects fourth quarter adjusted earnings will lag prior year results primarily due to lower sales volume and elevated production curtailment activity which will be concentrated in the fourth quarter to reduce inventory in light of softer demand and properly position the company for the expected market recovery in 2024. As a result, higher curtailment cost should impact fourth quarter results by approximately 30 cents per share more than previously anticipated. The company is accelerating margin expansion initiatives to partially mitigate the effect of lower sales and production levels.

	ACTUAL	GUIDANCE
		4Q23		FY23
	YTD 23	CURRENT	Prior	CURRENT	Prior
Sales Volume Growth (in Tons)	▼11%	▼DD	▼LSD/MSD	▼DD	▼MSD/HSD
Reported Earnings Per Share (diluted)	$2.31	n/a	n/a	n/a	n/a
Adjusted Earnings Per Share (EPS)	$2.97	$0.03	$0.25-$0.35	~$3.00	$3.10-$3.25
Free Cash Flow ($M)	n/a	n/a	n/a	$100-$150 FCF $400-$450 aFCF	~ $175 FCF ~ $475 aFCF
Capital Expenditures($M)	n/a	n/a	n/a	~$700	$700 - $725

Guidance primarily reflects the company’s current view on sales and production volume, mix and working capital trends as the company concludes 2023. O-I’s adjusted earnings outlook assumes foreign currency rates as of October 30, 2023, earnings dilution from the company’s portfolio optimization program, and incremental interest expense due to higher prevailing interest rates and debt incurred to fund the Paddock 524(g) trust. The full-year adjusted effective tax rate should approximate 24 to 26 percent. The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, currency rates, and further pandemic effects such as supply chain and labor challenges, among other factors.

Conference Call Scheduled for November 1, 2023

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Wednesday, November 1, 2023, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact: Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s year end and fourth quarter 2023 earnings conference call is currently scheduled for Thursday, February 7, 2024, at 8:00 a.m. EST.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of more than 24,000 people across 69 plants in 19 countries, O-I achieved net sales of $6.9 billion in 2022. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, adjusted free cash flow, adjusted effective tax rate, segment operating profit and segment operating profit margin provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Segment operating profit margin is calculated as segment operating profit divided by segment revenue. Adjusted effective tax rate relates to the provision for income taxes, excluding tax items management considers not representative of ongoing operations and other adjustments, divided by earnings before income taxes, exclusive of items management considers not representative of ongoing operations and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted effective tax rate to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, free cash flow relates to cash provided by operating activities plus cash payments to fund the Paddock 524(g) trust and related expenses less cash payments for property, plant, and equipment. Adjusted free cash flow relates to cash provided by operating activities plus cash payments to fund the Paddock 524(g) trust and related expenses less cash payments for property, plant and equipment plus cash payments for property, plant and equipment related to strategic or expansion projects. Management has historically used free cash flow and adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow or adjusted free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, war, civil disturbance or acts of terrorism, natural disasters, and weather, (2) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current Russia- Ukraine and Israel-Hamas conflicts and disruptions in supply of raw materials caused by transportation delays), (3) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (4) competitive pressures, consumer preferences for alternative forms of packaging or consolidation among competitors and customers, (5) the company’s ability to improve its glass melting technology, known as the MAGMA program, and implement it within the timeframe expected, (6) unanticipated operational disruptions, including higher capital spending, (7) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (8) the company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company’s operating efficiency and working capital management, and achieving cost savings, (9) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (10) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (11) the company’s ability to achieve its strategic plan, (12) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (13) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (14) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt on favorable terms, (15) foreign currency fluctuations relative to the U.S. dollar, (16) changes in tax laws or U.S. trade policies, (17) risks related to recycling and recycled content laws and regulations, (18) risks related to climate-change and air emissions, including related laws or regulations and increased environmental, social and governance scrutiny and changing expectations from stakeholders and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results of operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30		Nine months ended September 30
Unaudited	2023	2022	2023	2022
Net sales	$1,743	$1,693	$5,464	$5,163
Cost of goods sold	(1,379)	(1,368)	(4,199)	(4,209)

Gross profit	364	325	1,265	954

Selling and administrative expense	(134)	(128)	(424)	(371)
Research, development and engineering expense	(24)	(14)	(66)	(56)
Interest expense, net	(78)	(63)	(263)	(175)
Equity earnings	40	24	100	71
Other income (expense), net	(86)	134	(106)	353

Earnings before income taxes	82	278	506	776

Provision for income taxes	(26)	(43)	(127)	(164)

Net earnings	56	235	379	612

Net earnings attributable to non-controlling interests	(5)	(4)	(12)	(41)

Net earnings attributable to the Company	$51	$231	$367	$571

Basic earnings per share:
Net earnings attributable to the Company	$0.33	$1.49	$2.37	$3.67
Weighted average shares outstanding (thousands)	154,702	155,115	154,796	155,546

Diluted earnings per share:
Net earnings attributable to the Company	$0.32	$1.45	$2.31	$3.59
Weighted average diluted shares outstanding (thousands)	159,285	158,935	159,236	158,892

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30,	December 31,	September 30,
Unaudited	2023	2022	2022
Assets
Current assets:
Cash and cash equivalents	$792	$773	$523
Trade receivables, net	766	760	892
Inventories	1,098	848	792
Prepaid expenses and other current assets	243	222	223
Total current assets	2,899	2,603	2,430

Property, plant and equipment, net	3,255	2,962	2,698
Goodwill	1,860	1,813	1,730
Intangibles, net	257	262	264
Other assets	1,464	1,421	1,522

Total assets	$9,735	$9,061	$8,644

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,250	$1,355	$1,171
Short-term loans and long-term debt due within one year	159	345	331
Other liabilities	661	657	594
Total current liabilities	2,070	2,357	2,096

Long-term debt	4,754	4,371	4,280
Other long-term liabilities	798	805	817
Share owners' equity	2,113	1,528	1,451

Total liabilities and share owners' equity	$9,735	$9,061	$8,644

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended September 30		Nine months ended September 30
Unaudited	2023	2022	2023	2022
Cash flows from operating activities:
Net earnings	$56	$235	$379	$612
Non-cash charges
Depreciation and amortization	127	115	369	347
Pension expense	8	9	22	25
Stock-based compensation expense	7	10	36	28
Restructuring, asset impairment and related charges	78	10	78	21
Pension settlement charges		5		5
Gain on sale of divested business				(55)
Gain on sale leasebacks		(153)		(334)
Cash payments
Pension contributions	(7)	(10)	(24)	(22)
Paddock Trust settlement payment and related expenses		(618)		(618)
Cash paid for restructuring activities	(11)	(6)	(21)	(14)
Change in components of working capital (a)	125	88	(416)	(162)
Other, net (b)	(44)	(29)	14	(57)
Cash provided by (utilized in) operating activities	339	(344)	437	(224)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(197)	(147)	(465)	(346)
Contributions and advances to joint ventures	(1)		(9)	(11)
Net cash proceeds on disposal of other businesses and misc. assets	8		11	96
Net cash proceeds on sale leasebacks		178		368
Reconsolidation of Reorganized Paddock		12		12
Net cash proceeds (payments) from hedging activities	(1)	(1)	6	(11)
Cash provided by (utilized in) investing activities	(191)	42	(457)	108

Cash flows from financing activities:
Changes in borrowings, net	(90)	209	126	(4)
Shares repurchased	(10)	(10)	(30)	(30)
Payment of finance fees	(2)	(9)	(22)	(29)
Net cash receipts (payments) for hedging activity			(40)	38
Distributions to non-controlling interests		(1)	(3)	(27)
Issuance of common stock and other	1			(2)
Cash provided by (utlilized in) financing activities	(101)	189	31	(54)
Effect of exchange rate fluctuations on cash	(9)	(25)	8	(32)
Change in cash	38	(138)	19	(202)
Cash at beginning of period	754	661	773	725
Cash at end of period	$792	$523	$792	$523

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At September 30, 2023, December 31, 2022 and September 30, 2022, the amount of receivables sold by the Company was $536 million, $535 million and $447 million, respectively. For the nine months ended September 30, 2023 and 2022, the Company's use of its factoring programs resulted in an increase of $1 million and a decrease of $34 million to cash provided by operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

	Three months ended September 30		Nine months ended September 30
Unaudited	2023	2022	2023	2022
Net sales:
Americas	$948	$987	$2,943	$2,898
Europe	766	680	2,428	2,153
Reportable segment totals	1,714	1,667	5,371	5,051

Other	29	26	93	112
Net sales	$1,743	$1,693	$5,464	$5,163

Earnings before income taxes	$82	$278	$506	$776
Items excluded from segment operating profit:
Retained corporate costs and other	60	63	175	165
Items not considered representative of ongoing operations and other adjustments (a)	81	(138)	81	(363)

Interest expense, net	78	63	263	175
Segment operating profit (b):	$301	$266	$1,025	$753

Americas	$116	$130	$419	$388
Europe	185	136	606	365
Reportable segment totals	$301	$266	$1,025	$753

Ratio of earnings before income taxes to net sales	4.7%	16.4%	9.3%	15.0%

Segment operating profit margin (c):
Americas	12.2%	13.2%	14.2%	13.4%
Europe	24.2%	20.0%	25.0%	17.0%
Reportable segment margin totals	17.6%	16.0%	19.1%	14.9%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

Unaudited

	Three months ended September 30
	Americas	Europe	Total
Net sales for reportable segments- 2022	$987	$680	$1,667
Effects of changing foreign currency rates (a)	59	59	118
Price	60	140	200
Sales volume & mix	(158)	(113)	(271)
Total reconciling items	(39)	86	47
Net sales for reportable segments- 2023	$948	$766	$1,714

	Three months ended September 30
	Americas	Europe	Total
Segment operating profit - 2022	$130	$136	$266
Effects of changing foreign currency rates (a)	9	10	19
Net price (net of cost inflation)	87	86	173
Sales volume & mix	(36)	(27)	(63)
Operating costs	(73)	(20)	(93)
Divestitures	(1)		(1)
Total reconciling items	(14)	49	35
Segment operating profit - 2023	$116	$185	$301

	Nine months ended September 30
	Americas	Europe	Total
Net sales for reportable segments- 2022	$2,898	$2,153	$5,051
Effects of changing foreign currency rates (a)	90	55	145
Price	237	505	742
Sales volume & mix	(274)	(285)	(559)
Divestiture	(8)		(8)
Total reconciling items	45	275	320
Net sales for reportable segments- 2023	$2,943	$2,428	$5,371

	Nine months ended September 30
	Americas	Europe	Total
Segment operating profit - 2022	$388	$365	$753
Effects of changing foreign currency rates (a)	12	12	24
Net price (net of cost inflation)	236	287	523
Sales volume & mix	(72)	(71)	(143)
Operating costs	(132)	13	(119)
Divestitures	(13)		(13)
Total reconciling items	31	241	272
Segment operating profit - 2023	$419	$606	$1,025

(a)	Currency effect on net sales and segment operating profit determined by using 2023 foreign currency exchange rates to translate 2022 local currency results.

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended September 30		Nine months ended September 30		Three months ended December 31	Year ended December 31
	2023	2022	2023	2022	2022	2022
Net earnings attributable to the Company	$51	$231	$367	$571	$13	$584
Items impacting other income (expense), net:
Restructuring, asset impairment and other charges	81	10	81	21	32	53
Gain on sale of divested business				(55)		(55)
Gain on sale leasebacks		(153)		(334)		(334)
Pension settlement charges		5		5	15	20
Items impacting interest expense:
Charges for note repurchase premiums and write-off of deferred finance fees and related charges		8	39	26		26
Items impacting income tax:
Tax charge recorded for certain tax adjustments					2	2
Net expense (benefit) for income tax on items above	(6)		(15)	43	(2)	41
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above				29		29
Total adjusting items (non-GAAP)	$75	$(130)	$105	$(265)	$47	$(218)

Adjusted earnings (non-GAAP)	$127	$101	$472	$306	$60	$366

Diluted average shares (thousands)	159,285	158,935	159,236	158,892	159,271	158,985

Net earnings attributable to the Company (diluted)	$0.32	$1.45	$2.31	$3.59	$0.08	$3.67
Adjusted earnings per share (non-GAAP)	$0.80	$0.63	$2.97	$1.92	$0.38	$2.30

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the periods ending after September 30, 2023 to its most directly comparable GAAP financial measure,  attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Net earnings attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to  net earnings attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

Unaudited

O-I GLASS, INC.

Reconciliation to Free Cash Flow and Adjusted Free Cash Flow

(Dollars in millions)

	Current Forecast for Year Ended December 31, 2023	Prior Forecast for Year Ended December 31, 2023
Cash provided by operating activities	$800 to 850	$875
Addback: Funding of Paddock 524(g) trust and related expenses
Cash payments for property, plant and equipment	(700)	(700)
Free cash flow (non-GAAP)	$100 to 150	$175
Addback: Cash payments for property, plant and equipment - strategic/expansion only (non-GAAP)	300	300
Adjusted free cash flow (non-GAAP)	$400 to 450	$475

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2023, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to earnings (loss) before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.